Exhibit 21.1

Subsidiaries of The Valspar Corporation

The following are the significant subsidiaries of The Valspar Corporation. Where the name of the subsidiary includes the “Valspar” name, that subsidiary does business under the Valspar corporate name:

Place of Incorporation

Engineered Polymer Solutions, Inc.	Delaware

Plasti-Kote Co., Inc.	Ohio

Valspar Coatings Finance Corporation	Minnesota

Valspar Finance Corporation	Minnesota

Valspar Inc.	Canada

Valspar Refinish, Inc.	Mississippi

Valspar Sourcing, Inc.	Minnesota

The Valspar Corporation Limitada	Brazil

The Valspar (Australia) Corporation Pty Limited	Australia

The Valspar (Nantes) Corporation, S.A.S.	France

The Valspar (France) Corporation, S.A.S.	France

Valspar Industries GmbH	Germany

The Valspar (Germany) GmbH	Germany

The Valspar (Asia) Corporation Limited	Hong Kong

The Valspar (H.K.) Corporation Limited	Hong Kong

Valspar Mexicana, S.A. de C.V.	Mexico

Valspar Rock Company Ltd.	Japan

The Valspar (Singapore) Corporation Pte Limited	Singapore

The Valspar (South Africa) Corporation (Pty) Limited	South Africa

The Valspar (UK) Corporation, Limited	United Kingdom

The Valspar (Switzerland) Corporation AG	Switzerland

The Valspar (Malaysia) Corporation Sdn Bhd	Malaysia

Dongguan Lilly Paint Industries Limited	PRC

Lilly Industries (Shanghai) Limited	PRC

Hua Run Paints Holdings Company Limited	Hong Kong

Foshan Shunde Yueda Chemical Trading Company Limited	PRC

Guandong Huarun Paints Company Limited	PRC

Shunde Jiexin Paints Company Limited	PRC

Valspar Yueda Coating (Foshan) Co., Ltd	PRC

Valspar Powder Coatings Limited	United Kingdom

The Valspar (Finland) Corporation Oy	Finland

Subsidiaries not listed would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary.

50